UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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    14a-6(e)(2))
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                            ARMSTRONG HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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
On December 26, 2002, Armstrong World Industries, Inc. ("AWI") filed with the United States Bankruptcy Court for the District of Delaware (the "Court") a Notice of Filing of Proposed Exhibit to Disclosure Statement. Attached to such Notice is proposed Exhibit "C," entitled "Projected Financial Information," to the proposed Disclosure Statement that was filed with the Court on December 20, 2002 with respect to AWI's Plan of Reorganization. A copy of proposed Exhibit C is set forth below.


                                   EXHIBIT "C"

                         PROJECTED FINANCIAL INFORMATION

                        ARMSTRONG WORLD INDUSTRIES, INC.
                SIGNIFICANT ASSUMPTIONS FOR FINANCIAL PROJECTIONS


For purposes of developing the Plan of Reorganization (the "Plan") for Armstrong World Industries, Inc. ("AWI") *1 and evaluating its feasibility, the following financial projections were prepared. These financial projections reflect AWI's estimate of its expected consolidated financial position, results of operations, and cash flows. Accordingly, the projections reflect AWI's judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions, which are subject to change.

All estimates and assumptions shown within the projections were developed by AWI. The assumptions disclosed herein are those that AWI believes to be significant to the projections. Although AWI is of the opinion that these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties, such as change in demand of public and private commercial and residential building construction and renovation, laws and regulations, foreign currency and interest rates, inflation or other related factors affecting AWI's businesses. Despite AWI's efforts to foresee and plan for the effects of changes in these circumstances, AWI cannot predict their impact with certainty. Consequently, actual financial results could vary significantly from projected results.

THE PROJECTED FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY AWI OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THAT ANY PROJECTIONS SET FORTH HEREIN WILL BE REALIZED.

The Projected Financial Information was prepared by AWI; it has not been audited or reviewed by independent accountants. The significant assumptions used in the preparation of the Projected Financial Information are stated below.

THE PROJECTED FINANCIAL INFORMATION, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.

It is projected that AWI will emerge from chapter 11 on July 1, 2003 (the "Effective Date"). The reorganization will be accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

The following Projected Financial Information is included herein:
-------------------------------
*1 Any capitalized term used but not defined in this Exhibit "C" will have the meaning ascribed to such term in the Plan.

1. Projected Consolidated Balance Sheets of Reorganized Armstrong World Industries as of the Effective Date (which reflects the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by SOP 90-7) and at December 31 for each of the years from 2003 through 2007.

2. Projected Consolidated Statements of Income of Reorganized Armstrong World Industries for each of the six month period ending December 31, 2003, and each of the years ending December 31, 2004 through 2007.

3. Projected Consolidated Statements of Cash Flow of Reorganized Armstrong World Industries for each of the six month period ending December 31, 2003, and each of the years ending December 31, 2004 through 2007.

4. Projected Capital Structure of Reorganized Armstrong World Industries as of the Effective Date [TO BE ATTACHED AT A LATER DATE].

The Projected Financial Information has been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by Armstrong World Industries in the preparation of its consolidated financial statements except as noted in the following assumptions. The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for the fiscal year ended December 31, 2001 contained in the 2001 Form 10-K.

WHILE AWI BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT ANY PROJECTIONS WILL BE REALIZED.

A.     GENERAL ASSUMPTIONS

The forecast was created on a basis of combined business unit operations using segmental data for the business reporting entities, which include domestic and international affiliates of AWI which are not in chapter 11.

The Business Plan assumes certain specific economic and business conditions for 2003, with general assumptions based upon future macroeconomic indicators, historic growth and estimated directions of specific markets thereafter.

ECONOMIC CONDITIONS

NORTH AMERICA
-------------
Plans have been built around a moderate economic recovery, with an assumption of 3.1% Real GDP improvement in 2003 and similar sustained modest growth for the duration of the forecasted period.

In the residential market, housing starts and single-family sales are projected to remain strong, but are expected to fall 2-3% in 2003 from record levels in 2002. The forecast assumes that home affordability, climbing in recent years, will continue to enable ownership, which has grown from 64% to 68% over the previous decade. The following supports these key indicators:

           >> Interest rates are expected to rise 0.5-0.7% in 2003, but will remain near historically low levels in the forecasted period, continuing to fuel personal and commercial investment.

           >> Consumer confidence (as forecasted by the National Association of Realtors) is expected to rise in 2003 to 115-118, up from 2001 and 2002 levels of approximately
                      106. Job starts and recovery should help support sentiment for the duration.

Recovery in the commercial markets is anticipated to be slower than the growth in residential, but some renewed confidence by commercial developers is expected to take hold in 2003 as the economy rebounds and vacancy rates, which rose significantly in 2002, fall. Moderate growth in commercial should persist in 2004-2007, driven by a stronger economy and low interest rates. Similar trends are anticipated in the U.S. retail segment.

EUROPE
------
Armstrong competes in most countries throughout Western Europe. In general, much like the United States, Western Europe has seen lower interest rates support the housing market while helping to keep the continent from sliding into a significant economic recession. There are concerns that home affordability is becoming an economic strain, and, in some areas, there is a general softening of demand. Discretionary spending on "other housing spending" is also being fueled by interest rates.

For purposes of this forecast, it is assumed that a moderate (1-2%) economic recovery in Europe will take place in 2003, with similar moderate growth in the periods forecasted. This growth will vary by region, with some countries (U.K., Russia, and Poland) growing more quickly than others in the Eurozone.

ASIA
----
The expected strong growth of the Chinese market (7.0% GDP in 2003) is expected to lead economic expansion in the area. The forecast assumes that, due to relatively low interest rates, low inflation, and continued manufacturing expansion by U.S. and European firms in the area, economic growth is anticipated to continue in the mid-single digits for the foreseeable future, though this will vary by country. Some countries, such as Japan and Korea, are expected to experience more moderate growth.

FOREIGN EXCHANGE

The Company pursues sales in over 75 countries throughout the world. Therefore, the Company has exposure to foreign exchange fluctuations for the duration of this forecast. However, for purposes of this forecast no significant foreign exchange fluctuations have been assumed.


COMPETITIVE POSITION- FLOORS

AMERICAS:
---------
Over the past 10 years ending 2001, the floor coverings market has grown at a Compound Average Growth Rate (CAGR) of 5.6%. Growth has varied for the category types, with customer preference, new product designs, and technology changing the product offering mix and sales results. The Company participates in three of these primary product lines - resilient (vinyl), hardwood, and laminates. Experience varies by product:

U.S. FLOOR COVERING SALES 1992-2001
-----------------------------------
1992                            2001
----                            ----
($12.4B SALES)                 ($20.2B SALES)
Carpet 71%                     Carpet  65%
Vinyl  12%                     Ceramic 10%
Ceramic 9%                     Hardwood 9%
Hardwood  5%                   Vinyl  8%
Rubber  3%                     Laminates 4%
                               Rubber 4%

Segment sales experience and future expectations in the forecast vary by product:

WOOD:  [historic 10-year CAGR 12%]

Wood floors have gained significant share of the floor covering segments, growing from 5% to 9% of total share. The Company, selling under the product names Bruce(TM), Robbins(TM) and Hartco(TM), participates in a highly competitive landscape of traditional wood floor and new entry manufacturers. The sales expectations in the forecast are based on assumptions that the wood floor market will continue to take some share away from other types of floor covering surfaces. However, as more suppliers enter the marketplace, price-point pressure will grow. The Company plans on offsetting this pressure through superior new product offerings at continuously improving service levels.

LAMINATE: [historic 10 year CAGR 25+%]

The fastest growing market in all of Americas flooring is laminates, and the Company, by some estimates, is #2 in market size for this product. The growing competition in this relatively small market has increased pricing pressure significantly. The product is expected to continue to grow sales in the high single-digit range, with technology and price the largest determinates on margin growth. The Company does not manufacture laminate flooring. Instead, the Company enters into long-term contracts with third party manufacturers for supply of this product.

RESILIENT: [historic 10 year CAGR 2%]

While shrinking as a percentage of total floor offerings, resilient/vinyl sales have grown based upon the overall growth of the industry. The forecast assumes that the markets will remain flat in resilient as wood and laminates take share, mainly from carpet. The Company plans on improving product market share by improved performance with key distributors and customers and continuously improving product design offerings and services.

EUROPE:
-------
The Company competes in two distinct Flooring markets in Europe, each with its own market demands, supply conditions, and competitive landscapes.

Sports Flooring/Textile is served by the Armstrong Desso business and concentrates primarily on customers throughout Europe, though a small amount of sales also occurs in North America. The sports flooring/textile market in Europe is forecasted to be flat over the forecast period, with a series of highly fragmented manufacturers challenged by excess capacity for the foreseeable future. Sales and margin growth assumptions are consistent with the Company's continued commitment to pursuing market leadership and cost productivity in this flat environment.

Resilient Floors are also facing a flat to declining market during the course of the forecast. The resilient market is characterized as highly fragmented, with excess capacity further depressing market prices. Product preferences on style differ significantly by country, further fragmenting the market. For the period forecasted, AWI is assuming no growth in Western Europe, but growth possibilities in Eastern Europe. Germany, the Company's largest volume region, is expected to remain in its economic stagnation at least through 2003.

The Company will grow revenues and margins by focusing efforts in key targeted market segments and pursuing productivity in manufacturing to drive profit improvement.

COMPETITIVE POSITION- BUILDING PRODUCTS

AMERICAS:
---------
The Commercial Ceiling business is expected to be virtually flat in 2003, as current office vacancies will defer much new construction. Expectations incorporated in the forecast are for growth of 1.5-2.0% for the duration of the projected period. Retail sales are expected to grow to match residential demand.

Similar to Floors, new product development, styling, price, and services continue to drive market share for products in the Americas. New product developments, especially in alternative material ceilings such as wood and metal, are increasing customer options and competition.

EUROPE:
-------
As in the U.S., the commercial markets in Europe are expected to grow, but at a slower rate than GDP due to current vacancies. In addition, sales growth will differ by region, with slight improvements in Western Europe following two years of decline, and moderate growth in Russia and Eastern Europe.

The Company is the leading branded commercial mineral fiber supplier in Western Europe. As pressure is increasingly being placed on traditional mineral fiber by metal and soft ceiling entries, the Company expects to grow its metal ceilings business in Europe.

ASIA:
-----
The rapidly growing Chinese industrialization, coupled with preparations for the 2008 Olympics, should continue to attract investment over the projected period. Other countries in the region should also experience growth, especially South Asia. There is strong competition in the region from drywall ceilings, competition that is fueled by excess capacity and low installed pricing, which makes the product attractive versus other ceiling applications.


COMPETITIVE POSITION- CABINETS

The market for cabinets in the U.S. is expected to rise 4% in 2003, as remodeling activities from strong home resale levels in 2001-2003 continue to drive demand. From 2004 onwards, however, a moderate (1-2%/year) contraction in the market is anticipated as home resale markets slow and the remodeling activities decline due to slightly increasing interest rates and increased financing costs. The Company contends that share can be gained through improving customer delivery performance, providing superior product quality, and introducing new product styles and offerings.

PRICING/INFLATION

Inflation on sales price differs by business, depending on the industry and geography in which it competes, the competitive platform that exists, new products that may be introduced, and the expected demands of the customer. In general, the forecasts assume little to no gain in sales price due to the competitive nature of the businesses.

Inflation on costs other than raw materials is generally assumed to be in line with CPI (U.S.) and other country equivalent calculations of price increase. Inflation pressures are expected to be moderate (<2% in the U.S. and 2-4% in most other countries) in 2003 and the duration of the forecast.

Salary increases are assumed to trend in line with inflation and job availability (unemployment) figures. Where available, contracted wage increases are included in the forecast. Otherwise, similar assumptions on CPI and unemployment are utilized for manufacturing labor cost inflation assumptions.

Principal raw material assumptions differ by business and by product line. Raw materials purchases include the following:

Wood:
-----
Inflation of 4% in 2003 is forecast to normalize pricing from current depressed levels, with 2% increases expected annually from 2004 through 2007.


PVC/Plasticizers:
-----------------
In the U.S. operations, materials are expected to be 3% higher in 2003, with increases expected to trend with overall CPI for 2004 through 2007. Europe expectations are similar for 2003, but increases thereafter are expected to be nominal.

Natural Gas:
------------
Market prices for natural gas are expected to be stable over the forecast period, as the market pursues supply/demand equilibrium. In addition, the Company utilizes a formal hedging system to moderate against exposure to large short-term price swings.

Selling, General, Administrative and Other Expense:
---------------------------------------------------
Selling, general, administrative and other expenses are forecasted in the individual business entities based upon their expectations of delivering quality products to the customer while attaining productivity within the operations to improve operating margin. Growth and decline outlooks in each business entity are based upon the individual needs of the specific business unit.

In addition, corporate support costs are assessed to the businesses. Cost assessments are based upon a level of effort; generally a calculation based on measurements such as employee headcount per group, man hours per group, invoices processed or materials procured per group. Corporate support costs cover services for accounting, treasury, tax, human resources, communications, legal, safety, shared services, and other corporate officer services.

B.     DISTRIBUTIONS UNDER THE PLAN

Cash, debt securities and common stock of Reorganized AWI will be distributed pursuant to the Plan.

The Asbestos PI Trust and the holders of Allowed Unsecured Claims will share in the Plan consideration, made up of the following components:

          a)   Available Cash

          b)   New Notes, and

          c)   Substantially all of the outstanding common stock of Reorganized
               AWI

ASSET DISTRIBUTIONS
-------------------
AWI expects to distribute cash and certain other assets on or after the Effective Date as follows:

          a) Assuming the class of Asbestos Property Damage Claims votes to accept the Plan, $5 million (funded exclusively with proceeds from insurance) will be used to fund the Asbestos PD Trust, which will be responsible for satisfying Asbestos Property Damage Claims.

          b) Approximately $350 million of cash will be distributed to the Asbestos PI Trust and to holders of Allowed Unsecured Claims.

          c) Approximately $183 million in book value of insurance assets will be distributed to the Asbestos PI Trust.

DEBT SECURITIES
---------------
Debt securities as described below, will be issued on the Effective Date:

AWI will issue three series of new unsecured notes in the principal amounts of $___ million, $___ million, and $___ million, which will mature five, seven, and ten years, respectively, after the Effective Date.

COMMON STOCK
------------
Common Stock of Reorganized AWI will also be issued pursuant to the Plan. Based on, among other things, its analysis of the Projected Financial Information, the market value of securities of other companies serving similar markets and their capitalization rates, AWI's financial advisors, Lazard Freres & Co. LLC, have calculated the Total Enterprise Value of Reorganized AWI to be $3,000 million. Refer to Section XI, entitled, "REORGANIZATION VALUE," of the Disclosure Statement for a description of the assumptions made and caveats thereto.

SHARE OF DISTRIBUTION
---------------------
Refer to Section V, entitled, "THE PLAN OF REORGANIZATION," of the Disclosure Statement for a description of the distributions to be made to various classes of creditor.

OTHER LIABILITIES
-----------------
AWI will reinstate approximately $38 million of liabilities, including loans against Company Owned Life Insurance ("COLI") for certain retired and current executives

C.     OTHER SPECIFIC ASSUMPTIONS

CASH
----
It is assumed that interest of 1.5% will be earned on surplus cash balances. A revolving credit facility is assumed to be necessary to enable Reorganized AWI to fund part of the distributions under the Plan and, if necessary, working capital and operating needs. For these purposes, $49.7 million in borrowings will be required as of the Effective Date under this facility, and repayments of these borrowings will be made no later than December 2003. Interest is calculated accordingly at a rate of 3 1/4 % per annum on these borrowings based upon an assumed drawdown period of 6 months.

Reorganized AWI will retain $139.2 million in cash for ongoing business needs and certain expenses pursuant to the Plan, as follows: Approximately $27 million will be paid for certain Administrative Expenses, $8 million will be distributed with respect to Allowed Convenience Claims and cure costs with respect to assumed executory contracts, and $4 million will be paid for new debt financing costs.

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
To adjust net property, plant and equipment to an estimate of its fair value in accordance with SOP 90-7, AWI plans to review its property, plant and equipment and has hired American Appraisals to obtain appraisals to determine what revisions, if any, should be made to these asset values. Since the appraisal process is not yet complete, a $150 million increase is an estimate used for purposes of the projections. The actual adjustment at the Effective Date could be higher or lower. Any adjustment to this allocation would have no impact on cash flow but would impact the projected statement of income.

For purposes of this projection, the fair value adjustment of the property, plant and equipment is being amortized over eleven years, which approximates the estimated useful remaining life of the assets. However, actual amortization periods used at the Effective Date could be shorter or longer.

PENSION AND POST-RETIREMENT BENEFIT OBLIGATIONS
-----------------------------------------------
In accordance with SOP 90-7, asset and liability accounts representing pension assets and obligations and post-retirement benefit obligations are adjusted to reflect projected actuarial valuations of these assets and liabilities as of the Effective Date.

INVENTORIES
-----------
In accordance with SOP 90-7, inventories are adjusted to recognize the estimated manufacturing profit in finished goods and work in process. In addition, existing LIFO inventory reserves are eliminated as of the Effective Date.

REORGANIZATION GOODWILL
-----------------------
In accordance with SOP 90-7, the reorganization value in excess of amounts allocable to identifiable assets is an intangible asset. This item has no tax or cash flow implications.

DEBT
----
The new unsecured public debt is expected to bear interest based upon U.S. Treasury notes with like maturities plus a spread determined to be the average corporate spread over such Treasury Notes for outstanding issues of comparable maturity and comparable rated U.S companies.

For the purposes of this forecast, it is assumed that Reorganized AWI will issue New Notes on the following terms:


a) $____ million, five year note with interest at ___% per annum

b) $___million, seven year note with interest at ___% per annum

c) $___ million, ten year note with interest at ___ % per annum

All New Notes are assumed to have bullet maturities with full repayments of principal to be made at the respective 5, 7, and 10-year anniversaries of the Effective Date and to have interest paid semi-annually, unless otherwise specified.

INCOME TAXES
------------
As described more fully in Section XIV of the Disclosure Statement, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN," it is expected that Reorganized AWI will receive tax deductions for cash and the value of stock distributed to the Asbestos PI Trust upon such distribution. With respect to debt securities distributed to the Asbestos PI Trust, deductions are received as the debt securities are repaid. These deductions will result in substantial tax net operating losses. The tax net operating losses will be reduced by the amount of debt (excluding asbestos liabilities) and certain other prepetition liabilities cancelled in the reorganization.

An income tax receivable of $57.2 million will result from the carryback of tax net operating losses to years in which income is available and the company elects for carryback. Assuming the Effective Date is July 1, 2003, $57.2 million should be received by June 30, 2004. This assumes that the Asbestos PI Trust is funded on the Effective Date. If funding occurs after the Effective Date, the income tax receivable would be eliminated and would be offset by an increase in deferred income tax assets.

A deferred income tax asset results from tax net operating losses and deferred deductions available to offset income tax payments in future years. Foreign tax credit carryforwards have been ignored, since it is expected that they will expire unutilized. For purposes of these projections, it is assumed that all other tax benefits are available upon the Effective Date and that no valuation allowance is necessary.

A statutory federal income tax rate of 35% is assumed throughout the projection period. The differences between the statutory and the effective tax rates for the projection period are due primarily to foreign and state income taxes. Due to the large tax net operating loss carryforward, AWI's current federal tax liability will be limited to alternative minimum taxes. Alternative minimum taxes of approximately $0.7 million, $1.8 million, and $2.6 million are expected to be paid in 2003, 2004, and 2005, respectively. However, these amounts should be refunded in full in 2006.

The current portion of income taxes payable set forth in the consolidated balance sheets is based on the assumption that payment generally occurs before the end of the calendar year.

LIABILITIES SUBJECT TO COMPROMISE
---------------------------------
Liabilities subject to compromise will be discharged at the Effective Date.

Armstrong World Industries, Inc. and Subsidiaries
Projected Consolidated Balance Sheets
($ in Millions- unaudited)

                                                              -------------------------------------------------------------
                                                                                 Pro Forma July 1, 2003
                                                              -------------------------------------------------------------
                                                               Pre-emergence              POR             Reorganization
                                       Assets                  Balance Sheet          Adjustments         Balance Sheet
Current assets:
     Cash and cash equivalents                                     $ 439.5            $ (300.3)(1,8)               $ 139.2
     Accounts receivable less allowance                              387.7                   -                       387.7
     Inventories                                                     438.8                70.6 (2)                   509.4
     Income Tax Benefit                                                  -                57.2 (3)                    57.2
     Other current assets                                             62.0               (13.0)(5)                    49.0
                                                              ---------------------------------          ------------------
               Total current assets                                1,328.0              (185.5)                    1,142.5

Property, plant, and equipment, net                                1,244.4               150.0 (4)                 1,394.4

Insurance for asbestos related liabilities                           170.1              (170.1)(5)                       -
Prepaid pension costs                                                440.3              (112.5)(6)                   327.8
Investment in affiliates                                              45.0                   -                        45.0
Goodwill, net                                                        235.4              (235.4)(7)                       -
Excess Reorganization  Value                                             -               686.3 (7)                   686.3
Other intangibles, net                                                87.7                   -                        87.7
Income Tax Benefit                                                       -               457.3 (3)                   457.3
Other noncurrent assets                                              115.0                (1.0)(6)                   114.0
                                                              ---------------------------------          ------------------
               Total assets                                      $ 3,665.9             $ 589.1                   $ 4,255.0
                                                              =================================          ==================


                         Liabilities & Shareholders' Equity

Current liabilities:
     Short-term debt                                                $ 21.1                 $ -                      $ 21.1
     Current installments of long-term debt                            3.6                   -                         3.6
     Accounts payable and accrued expenses                           346.6                   -                       346.6
     Income taxes                                                     39.4                   -                        39.4
                                                              ---------------------------------          ------------------
          Total current liabilities                                  410.7                   -                       410.7

Liabilities subject to compromise                                  2,358.4            (2,358.4)(8)                       -

Long-term debt                                                        46.5                   -                        46.5
Restructured Debt                                                        -               775.0 (8)                   775.0
Exit Revolver                                                            -                49.7 (8)                    49.7
Postretirement and post employment benefit liabilities               256.8               140.8 (6)                   397.6
Pension benefit liabilities                                          172.4                21.7 (6)                   194.1
Other long-term liabilities                                           80.6                37.5 (9)                   118.1
Deferred income taxes                                                 14.5               158.2 (10)                  172.7
Minority interest in subsidiaries                                     10.7                   -                        10.7
                                                              ---------------------------------          ------------------
          Total liabilities                                        3,350.6            (1,175.5)                    2,175.1

Shareholders' equity:
   Equity pre/post emergence                                         315.3             1,764.6                     2,079.9
   Additional changes in APIC for restricted stock
   Retained earnings                                                                                                     -
                                                              ---------------------------------          ------------------
          Total shareholders' equity                                 315.3             1,764.6                     2,079.9

                                                              ---------------------------------          ------------------
          Total liabilities and shareholders' equity             $ 3,665.9             $ 589.1                   $ 4,255.0
                                                              =================================          ==================

** TABLE CONTINUED ** .....

                                                              ---------------------------------------------------------------------
                                                                                   Reorganized Projected at
                                                              ---------------------------------------------------------------------
                                                                                         December 31,
                                                              ---------------------------------------------------------------------
                                       Assets                     2003          2004          2005           2006           2007
Current assets:
     Cash and cash equivalents                                   $ 145.6      $ 356.1        $ 553.1        $ 796.5      $ 1,070.6
     Accounts receivable less allowance                            348.2        367.1          389.3          412.5          435.5
     Inventories                                                   475.4        480.2          491.4          507.1          518.9
     Income Tax Benefit                                             57.2            -              -              -              -
     Other current assets                                           51.7         51.7           51.8           51.9           52.0
                                                              ---------------------------------------------------------------------
               Total current assets                              1,078.1      1,255.1        1,485.6        1,768.0        2,077.0

Property, plant, and equipment, net                              1,404.0      1,391.6        1,380.5        1,362.8        1,344.8

Insurance for asbestos related liabilities                             -            -              -              -              -
Prepaid pension costs                                              338.8        361.5          384.3          407.2          430.7
Investment in affiliates                                            48.4         53.9           59.6           65.1           71.0
Goodwill, net                                                          -            -              -              -              -
Excess Reorganization  Value                                       686.3        686.3          686.3          686.3          686.3
Other intangibles, net                                              86.3         80.9           73.6           67.7           61.8
Income Tax Benefit                                                 444.6        413.8          368.4          329.9          293.5
Other noncurrent assets                                            116.8        123.3          130.0          136.9          144.1
                                                              ---------------------------------------------------------------------
               Total assets                                    $ 4,203.3    $ 4,366.4      $ 4,568.3      $ 4,823.9      $ 5,109.2
                                                              =====================================================================


                         Liabilities & Shareholders' Equity

Current liabilities:
     Short-term debt                                              $ 21.1       $ 21.1         $ 21.1         $ 21.1         $ 21.1
     Current installments of long-term debt                          6.1          4.8            4.6            4.6            4.6
     Accounts payable and accrued expenses                         327.5        343.3          340.4          349.8          356.9
     Income taxes                                                   39.4         39.4           39.4           39.4           39.4
                                                              ---------------------------------------------------------------------
          Total current liabilities                                394.1        408.6          405.5          414.9          422.0

Liabilities subject to compromise                                      -            -              -              -              -

Long-term debt                                                      40.4         35.6           31.0           26.4           21.8
Restructured Debt                                                  775.0        775.0          775.0          775.0          775.0
Exit Revolver                                                          -            -              -              -              -
Postretirement and post employment benefit liabilities             395.8        391.6          386.3          379.9          372.9
Pension benefit liabilities                                        195.1        196.9          198.6          200.4          202.2
Other long-term liabilities                                        109.9        110.8          111.8          112.9          114.0
Deferred income taxes                                              172.5        192.1          215.1          240.2          266.0
Minority interest in subsidiaries                                   11.3         13.8           16.4           19.2           21.8
                                                              ---------------------------------------------------------------------
          Total liabilities                                      2,094.1      2,124.4        2,139.7        2,168.9        2,195.7

Shareholders' equity:
   Equity pre/post emergence                                     2,079.9      2,079.9        2,079.9        2,079.9        2,079.9
   Additional changes in APIC for restricted stock                                               8.3           16.6           24.8
   Retained earnings                                                29.3        162.1          340.4          558.5          808.8
                                                              ---------------------------------------------------------------------
          Total shareholders' equity                             2,109.2      2,242.0        2,428.6        2,655.0        2,913.5

                                                              ---------------------------------------------------------------------
          Total liabilities and shareholders' equity           $ 4,203.3    $ 4,366.4      $ 4,568.3      $ 4,823.9      $ 5,109.2
                                                              =====================================================================


** TABLE COMPLETE **



See Explanatory Notes to the Consolidated Financial Statements

      Explanatory notes to the Consolidated Financial Statements concerning "POR
      --------------------------------------------------------------------------
adjustments".
-------------
1. Cash projected to be paid as of the Effective Date includes $350 million to the Asbestos PI Trust and the holders of Allowed Unsecured Claims paid out of cash and cash equivalent balances and drawings under the Revolving Credit Facility. The remaining cash and cash equivalent balance of $139 million will be used for distributions and payments with respect to Allowed Convenience Claims, cure amounts under assumed executory contracts, Exit Financing Costs, and certain Administrative Expenses, as well as operating cash needs estimated to be $100 million.

2. To adjust inventory to its approximate fair value through the elimination of the LIFO reserve ($50 million) and recognition of the estimated manufacturing profit in finished goods inventory ($20 million). Following the Effective Date, inventory will continue to be calculated on the LIFO method for both book and tax purposes, where permitted.

3. Armstrong will receive tax deductions for cash, debt and the value of equity securities contributed to the Asbestos PI Trust. An income tax receivable of $57.2 million will result from carryback of losses to years with available income. Additional deferred income tax assets of $457.3 million result from deferred deductions available to offset income tax payment in future periods. For purposes of these projections, it is assumed that all tax benefits, other than foreign tax credit carryforwards, are available upon the Effective Date and no valuation allowance is necessary. Foreign tax carryforwards were ignored because they are expected to expire unutilized.

4. To adjust net property, plant and equipment to an estimate of its fair value in accordance with the fresh start accounting provisions of SOP 90-7. Since the appraisal process is not yet complete, $150 million is an estimate used for purposes of these projections.

5. To record the transfer, at book value, of certain insurance related assets to the Asbestos PI Trust.

6. To record the fair value of the benefit plans as of the Effective Date, in accordance with SOP 90-7 and FAS 106, 112, and 87.

7. In accordance with the fresh start accounting provisions SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets.

8. To record the discharge of Liabilities Subject to Compromise through the distribution pursuant to the Plan of debt securities, common stock, and the cash previously mentioned in Note 1.

          o Armstrong will issue five, seven and ten year notes in the aggregate principal amount of $775 million.

          o New Common Stock of Reorganized AWI will be issued with an estimated value of $2,079.9 million before dilution. The Existing AWI Common Stock will be cancelled, and the holder thereof will receive New Warrants with an expected fair value of approximately $40-$50 million.

          o Restricted stock awards granted at the Effective Date are expensed over the term of the award based on the fair value of the stock at the date of grant. As the restricted stock vests, the fair value is credited to equity as a component of Additional Paid In Capital.

9.         To record liabilities reinstated on the books of Reorganized AWI.

10. To the extent that the above adjustments give rise to temporary book/tax differences, deferred taxation has been provided on these amounts at statutory rates of income tax.

           Income Statement Impact
           -----------------------
           SOP 90-7 adjustments impact the consolidated statement of income as follows:

1. Manufacturing profit in inventory as part of the finished goods inventory adjustment to fair value. Disposal of this inventory based on estimated sales is projected to increase cost of sales by approximately $20 million in the second half of 2003.

2. The fair value adjustment of the property, plant and equipment is being amortized over eleven years, unfavorably impacting the P&L by $6.8 million in the second half of 2003 and $13.6 million per year thereafter.

3. Projected reorganization expense incurred after the Effective Date in the amount of $9.2 million in 2003 and $2.0 million in 2004 has been included in the determination of Operating Income.

Armstrong World Industries, Inc. and Subsidiaries
Projected Consolidated Income Statement
($ in Millions- unaudited)

                                                         -----------------------------------------------------------------------
                                                                                   Reorganized Projected at
                                                                                         December 31,
                                                         -----------------------------------------------------------------------
                                                              2H 2003           2004          2005           2006          2007
 Net Sales                                                  $ 1,697.7      $ 3,546.0     $ 3,753.4      $ 3,959.7     $ 4,170.1
 Cost of Goods Sold                                           1,219.3        2,496.3       2,632.2        2,763.0       2,904.6
 Depreciation                                                    67.7          137.1         136.6          137.0         136.8
                                                         -----------------------------------------------------------------------
 Gross Profit                                                   410.7          912.6         984.6        1,059.7       1,128.7
       SGA                                                      324.0          649.6         660.5          679.9         704.2
       Amortization                                               8.2           17.9          18.8           17.4          17.4
       Equity in earnings from affiliates                       (10.6)         (21.2)        (24.0)         (24.9)        (25.8)
       Post Confirmation Reorganization Expense                   9.2            2.0           0.0            0.0           0.0
                                                         -----------------------------------------------------------------------
Operating income (loss)                                        $ 79.9        $ 264.3       $ 329.3        $ 387.3       $ 432.9
       Interest expense                                          31.2           61.5          61.4           61.1          60.8
       Other (income) expense                                    (1.1)          (3.8)         (6.8)         (10.1)        (14.0)
       Reorganization expense                                     0.0            0.0           0.0            0.0           0.0
                                                         -----------------------------------------------------------------------
Earnings before income taxes                                   $ 49.8        $ 206.6       $ 274.7        $ 336.3       $ 386.1
       Income tax expense                                        19.7           71.4          93.8          115.3         132.9
       Minority interest                                          0.8            2.3           2.6            2.8           2.9
                                                         -----------------------------------------------------------------------
Net earnings from Continued Operations                         $ 29.3        $ 132.9       $ 178.3        $ 218.2       $ 250.3
                                                         =======================================================================



SEGMENTAL DATA
                                                              2H 2003           2004          2005           2006          2007
Net Sales

Resilient Floor                                               $ 622.0      $ 1,288.8     $ 1,331.7      $ 1,374.9     $ 1,424.1
Wood Floor                                                      371.9          792.4         821.8          844.2         866.8
Textile & Sports Floor                                          138.4          266.1         271.4          276.8         282.3
Eliminations                                                     (4.5)          (9.4)         (9.8)         (10.3)        (10.8)
                                                         -----------------------------------------------------------------------
Total Floor                                                 $ 1,127.8      $ 2,337.9     $ 2,415.1      $ 2,485.6     $ 2,562.4
Building Products                                               445.1          926.9         977.3        1,013.3       1,040.2
Cabinets                                                        124.8          281.2         361.0          460.8         567.5
                                                         -----------------------------------------------------------------------
Total Company                                               $ 1,697.7      $ 3,546.0     $ 3,753.4      $ 3,959.7     $ 4,170.1
                                                         =======================================================================

Operating Income

Resilient Floor                                                $ 57.3        $ 107.7       $ 120.5        $ 137.4       $ 148.8
Wood Floor                                                       24.4           66.2          76.2           85.6          92.3
Textile & Sports Floor                                            3.5           14.0          18.0           22.0          25.0
                                                         -----------------------------------------------------------------------
Total Floor                                                    $ 85.2        $ 187.9       $ 214.7        $ 245.0       $ 266.1
Building Products                                                57.6          127.4         146.2          155.4         159.4
Cabinets                                                          6.7           22.3          31.2           47.0          66.9
Corporate/other (including Fresh Start adjustments)             (69.6)         (73.3)        (62.8)         (59.9)        (59.5)
                                                         -----------------------------------------------------------------------
Total Company                                                  $ 79.9        $ 264.3       $ 329.3        $ 387.3       $ 432.9
                                                         =======================================================================


Armstrong World Industries, Inc. and Subsidiaries
Projected Consolidated Statements of Cash Flows
($ in Millions- unaudited)

                                                                      --------------------------------------------------------------
                                                                                           Reorganized Projected at
                                                                                                 December 31,
                                                                      --------------------------------------------------------------
                                                                           2H 2003        2004         2005        2006        2007
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                           $ 29.3     $ 132.9      $ 178.3     $ 218.2     $ 250.3
       Depreciation and amortization                                          75.9       155.0        155.4       154.4       154.2
       Deferred income taxes                                                  (0.2)       19.7         23.0        25.1        25.8
       Other Non-Cash charges                                                 10.0           -            -           -           -
       Equity (earnings) change in affiliates                                (10.6)      (21.2)       (24.0)      (24.9)      (25.8)
       (Increase) decrease in receivables                                     39.5       (18.9)       (22.2)      (23.2)      (23.0)
       (Increase) decrease in inventories                                     34.0        (4.9)       (11.2)      (15.7)      (11.8)
       (Increase) decrease in other current assets                            (2.7)       57.2         (0.1)       (0.1)       (0.1)
       (Increase) decrease in other noncurrent assets                         (1.2)        1.8         15.9         8.6         5.6
       Increase (decrease)  in accounts payable and accrued expenses         (19.1)       15.8          5.4        17.7        15.3
       Increase (decrease) in income taxes payable                             0.0           -            -           -           -
       Increase (decrease) in other long-term liabilities                     (9.0)       (1.5)        (2.6)       (3.5)       (4.2)
       Other, including foreign exchange translation impact
         on operating assets                                                   0.8         2.3          2.6         2.8         2.9
                                                                      --------------------------------------------------------------
NET CASH PROVIDED (USED BY) OPERATING ACTIVITIES                           $ 146.7     $ 338.2      $ 320.5     $ 359.4     $ 389.2

CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital Expenditures                                                  (94.2)     (137.3)      (137.0)     (130.8)     (130.4)
       Distributions of equity affiliates                                      7.2        15.7         18.3        19.4        19.9
                                                                      --------------------------------------------------------------
NET CASH PROVIDED (USED FOR) INVESTING ACTIVITIES                          $ (87.0)   $ (121.6)    $ (118.7)   $ (111.4)   $ (110.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
       Total Debt (non-revolver)                                              (3.6)       (6.1)        (4.8)       (4.6)       (4.6)
       Total Revolver                                                        (49.7)          -            -           -           -
       Other, net                                                                -           -            -           -           -
                                                                      --------------------------------------------------------------
NET CASH PROVIDED (USED FOR) FINANCING ACTIVITIES                          $ (53.3)     $ (6.1)      $ (4.8)     $ (4.6)     $ (4.6)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         $ 6.4     $ 210.5      $ 197.0     $ 243.4     $ 274.1
Cash and cash equivalents at beginning of period                           $ 139.2     $ 145.6      $ 356.1     $ 553.1     $ 796.5

Cash and cash equivalents at end of period                                 $ 145.6     $ 356.1      $ 553.1     $ 796.5   $ 1,070.6
                                                                      ==============================================================


              IMPORTANT INFORMATION FOR HOLDERS OF COMMON STOCK OF
                            ARMSTRONG HOLDINGS, INC.
                   --------------------------------------------

In connection with the proposed Plan , the Board of Directors of Armstrong Holdings, Inc. ("AHI") contemplates proposing the dissolution and winding-up of AHI. In that regard, AHI intends to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy or consent solicitation statement with respect to approval by AHI's shareholders of the dissolution of AHI and a plan of liquidation. Because those documents will contain important information, stockholders of AHI are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. AHI stockholders will receive information at an appropriate time on how to obtain documents related to such matters for free from AHI. Such documents are not currently available.

Directors and executive officers of AHI and its subsidiaries may be deemed to be participants in AHI's solicitation of proxies or consents from its stockholders in connection with this matter. Information about such directors and executive officers and their respective stock ownership and other interests is set forth in AHI's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Participants in AHI's solicitation may also be deemed to include various directors, executive officers and other persons:

DIRECTORS: H. Jesse Arnelle, Van C. Campbell, Judith R. Haberkorn, John A. Krol, Michael D. Lockhart, James E. Marley, Ruth M. Owades, M. Edward Sellers, Jerre
L. Stead

OFFICERS: Matthew J. Angello, Leonard A. Campanaro, Chan W. Galbato, Gerard L. Glenn, David E. Gordon, Michael D. Lockhart, Debra L. Miller, John N. Rigas, William C. Rodruan, Stephen J. Senkowski, Barry M. Sullivan, April L. Thornton

As of the date of this communication, none of these participants individually beneficially owns more than 1% of AHI's common stock. Except as disclosed above, to the knowledge of AHI, none of these persons has any interest, direct or indirect, by security holdings or otherwise, in AHI. Stockholders will be able to obtain additional information regarding the interests of the participants by reading the proxy or consent solicitation statement of AHI if and when it becomes available.